Exhibit 21.1

Subsidiaries of Thermon Group Holdings, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Thermon Holding Corp.	Delaware
Thermon Canada Inc.	Nova Scotia, Canada
Thermon Power Solutions, Inc.*	Alberta, Canada
Thermon Canada Services, Inc.	Alberta, Canada
Thermon Industries, Inc.	Texas
Thermon Manufacturing Company	Texas
Thermon Heat Tracing Services, Inc.	Texas
Thermon Heat Tracing Services-I, Inc.	Texas
Industrial Process Insulation, Inc.	Texas
Thermon Heat Tracing Services-II, Inc.	Louisiana
Thermon Latinoamericana, S. de R.L. de C.V.	Mexico DF, Mexico
Thermon Soluções de Aquecimento LTDA	Brazil
Thermon Australia Pty. Ltd.	Australia
Thermon Far East, Ltd.	Japan
Thermon Heat Tracers Pvt. Ltd.	India
Thermon Heat Tracing and Engineering (Shanghai) Co. Ltd.	China
Thermon Korea, Ltd.	Korea
Thermon Europe B.V.	Netherlands
Thermon Benelux B.V.	Netherlands
Thermon Deutschland GmbH	Germany
OOO Thermon (in liquidation)	Russian Federation
OOO Thermon Eurasia	Russian Federation
Thermon France SAS	France
Thermon U.K. Ltd.	United Kingdom
Thermon South Africa Pty. Ltd.	South Africa
Thermon Middle East, WLL	Bahrain

*A 75% controlling interest was acquired April 1, 2015. All other subsidiaries listed here are directly or indirectly wholly-owned by the registrant.